UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 1, 2014

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2014, Arthur J. Gallagher & Co., through its subsidiary, Friary Intermediate Limited (together, “Gallagher”), entered into a Share Purchase Agreement (the “Agreement”) with Oval Limited, Oval EBT Trustees Limited, and certain institutional sellers, individual sellers and option holders set forth in the Agreement (the “Sellers”), to acquire the Oval Group of Companies (“Oval”). Under the Agreement, Gallagher agreed to purchase all of the outstanding equity of Oval Limited (the “Acquisition”) for net cash consideration of approximately £199.0 million (approximately $331.3 million), which amount includes £2.1 million (approximately $3.5 million) held back and placed into escrow for three years as partial security for warranty obligations under the Agreement and £5.0 million (approximately $8.3 million) held back and placed into escrow for approximately three months as partial security for adjustments to the balance sheet (the “Purchase Price”). Oval is an independent commercial insurance broker operating out of 24 offices throughout the United Kingdom, with over 1,000 employees. Other than with respect to the Acquisition, there is no material relationship between Gallagher and the Sellers. Gallagher funded the Purchase Price using a combination of cash on hand and borrowings on its revolving credit facility portion of its unsecured multicurrency credit agreement.

The Agreement, supplemented by a separately entered into warranty deed, includes customary warranties and/or covenants with respect to matters such as operation of the acquired business, regulatory compliance, litigation and taxes. The liability of the Sellers and certain members of senior management under the Agreement is limited to the amount of the escrow. Additionally, Gallagher has purchased an insurance policy to cover the general and tax warranties.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 1, 2014, Gallagher completed the Acquisition. The information set forth above under Item 1.01 is incorporated by reference into this Item 2.01.

Item 7.01.	Regulation FD Disclosure.

On April 1, 2014, Gallagher issued a press release announcing the Acquisition. A copy of this press release is furnished herewith as Exhibit 99.

Item 9.01.	Financial Statements and Exhibits.

99	Press release, dated April 1, 2014, issued by Arthur J. Gallagher & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: April 1, 2014	/s/ Walter D. Bay
Walter D. Bay Vice President, General Counsel and Secretary